    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2000
                                            Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              WHITMAN CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           2086                          13-6167838
  (State or other jurisdiction     (Primary standard industrial           (I.R.S. Employer
      of incorporation or          classification code number)          Identification No.)
         organization)

                              3501 ALGONQUIN ROAD
                        ROLLING MEADOWS, ILLINOIS 60008
                                 (847) 818-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               STEVEN R. ANDREWS
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              WHITMAN CORPORATION
                              3501 ALGONQUIN ROAD
                        ROLLING MEADOWS, ILLINOIS 60008
                                 (847) 818-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                    COPY TO:
                               RICHARD E. ROBBINS
                                SIDLEY & AUSTIN
                                 BANK ONE PLAZA
                            10 SOUTH DEARBORN STREET
                            CHICAGO, ILLINOIS 60603
                                 (312) 853-7000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At various times after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                  AMOUNT TO BE         OFFERING PRICE        AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED              REGISTERED           PER UNIT (1)             PRICE (1)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock........................      5,000,000              $14.72               $73,600,000           $19,430.40
Preferred Stock Purchase Rights.....      5,000,000               (2)                     (2)                   (2)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock, as reported in the consolidated reporting system on December 4, 2000.

(2) Rights to purchase Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of Common Stock being registered hereby. Value attributable to the Rights, if any, is reflected in the market price of the Common Stock.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 6, 2000

                                5,000,000 SHARES

                              WHITMAN CORPORATION

                                  COMMON STOCK

We may issue up to 5,000,000 shares of our common stock from time to time in connection with acquisitions of assets, businesses or securities.

This prospectus may also be used under certain limited circumstances in connection with the resale of common stock that was originally issued pursuant to this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol WH. Our common stock is also traded on the Chicago Stock Exchange and the Pacific
Stock Exchange. On December [   ], 2000, the closing sale price of the common
stock in New York Stock Exchange composite transactions was $[ . ] per share.

This prospectus provides you with information about Whitman. We encourage you to read it carefully. In addition, you may obtain information about Whitman from documents that we have filed with the Securities and Exchange Commission.

This prospectus is dated December [   ], 2000. You should be aware that the
delivery of this prospectus and the sale of common stock pursuant to this prospectus will not in any way create an implication that the information contained in this prospectus is accurate or complete at any time after December
[   ], 2000.

We are not making an offer of common stock in any state where the offer is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December [ ], 2000

                               TABLE OF CONTENTS

About This Prospectus.......................................    3
Whitman.....................................................    3
Where You Can Find More Information.........................    5
Special Note On Forward-Looking Statements..................    6
Securities Covered By This Prospectus.......................    7
Description Of Common Stock.................................    8
PepsiCo Shareholder Agreement...............................   10
Pohlad Shareholder Agreement................................   15
Legal Matters...............................................   18
Experts.....................................................   18

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which is known as the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may sell up to 5,000,000 shares of our common stock from time to time in connection with the acquisition of assets, businesses or securities.

     You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement of which this prospectus is a part (including the exhibits) contains additional important information about Whitman and our common stock. That registration statement can be read at the web site of the SEC or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                                    WHITMAN

     We manufacture, package, sell and distribute carbonated and non-carbonated Pepsi-Cola beverages and a variety of other non-alcoholic beverages in the United States, Puerto Rica, Jamaica and Central Europe through our subsidiaries, Pepsi-Cola General Bottlers, Inc. (which we refer to as Pepsi General) and PepsiAmericas, Inc.

     In 1999, we entered into a new business relationship with PepsiCo, Inc. pursuant to which Pepsi General sold its franchises in Marion, Virginia; Princeton, West Virginia; and the St. Petersburg area of Russia to PepsiCo and Pepsi General acquired from PepsiCo its domestic franchises in Cleveland, Ohio; Dayton, Ohio; Indianapolis and portions of southern Indiana; and St. Louis, Missouri; and international franchises in Hungary, the Czech Republic, the Republic of Slovakia and Poland. By virtue of these transactions, PepsiCo became our largest shareholder. We have entered into a shareholder agreement with PepsiCo. See "PepsiCo Shareholder Agreement."

     PepsiAmericas became one of our subsidiaries in 2000, when it merged with another of our subsidiaries. Upon completion of the PepsiAmericas merger, Robert
C. Pohlad, the Chairman and Chief Executive Officer of PepsiAmericas, became our Chief Executive Officer and a member of our Board of Directors. Mr. Pohlad is the President of Pohlad Companies and he also owns one-third of its stock. Pohlad Companies and PepsiCo hold all of the membership interests in Dakota Holdings LLC, which in turn held a controlling interest in PepsiAmericas prior to the PepsiAmericas Merger. We have entered into a shareholder agreement with Mr. Pohlad, Pohlad Companies and Dakota Holdings. See "Pohlad Shareholder Agreement."

     We account for about 21 percent of all Pepsi-Cola products sold in the United States. We serve a significant portion of an eighteen state region, primarily in the Midwest, with a population of approximately 45 million people. In addition, we serve a population of approximately 6.5 million people in our territories in Puerto Rico and Jamaica and approximately 65 million people in our territories in Poland, Hungary, the Czech Republic and the Republic of Slovakia.

     We sell a variety of brands that we bottle under licenses from PepsiCo and PepsiCo joint ventures. The brands we distribute in the United States under these licenses include Pepsi, Diet Pepsi, Mountain Dew, Pepsi One, Sierra Mist, Slice, Mug Root Beer, Wild Cherry Pepsi, Caffeine Free Pepsi, Caffeine Free Diet Pepsi, Diet Mountain Dew, All Sport, Ocean Spray, Lipton Iced Teas, Starbucks Frappuccino and Aquafina. In some territories we manufacture, package, sell and distribute products under brands we license from companies other than PepsiCo. The brands we distribute in the United States under licenses from brand owners include Dr. Pepper, Diet Dr. Pepper, 7Up, Diet 7Up, Hawaiian Punch, Country Time, Citrus Hill, Avalon, Sunny Delight, Juice Tyme, Seagram mixers, Cadbury mixers, Crush, Sunkist, Monarch and Yoo-Hoo. This brand line-up is not present in every location, but is representative of offerings in the United States.

     We distribute beer and malt beverages through a joint venture in portions of Louisiana under agreements with the Miller Brewing company, Heineken USA Incorporated and other brewers or licensors.

     The brands we distribute in our international markets under licenses from PepsiCo include Pepsi, Pepsi Max, Pepsi Light, Mirinda, 7Up, 7Up Light, Tropicana, Ting, Old Jamaica Ginger Beer and Desnoes and Geddes flavors in Jamaica. The brands we distribute in our international markets under licenses from other brand owners other than PepsiCo include Schweppes Tonic, Schweppes Soda, Schweppes Lemon Soda, Schweppes Orange, Schweppes Water, Dr. Pepper, Canada Dry Ginger Ale, Hortex Juices, Rauch Juices and Lipton Iced Teas. This brand line-up is not present in each of our international markets.

     In addition to brands licensed from others, we own and distribute Toma branded products, including carbonated soft drinks, juices and water, in the Czech Republic and Toma branded water in Slovakia. Desnoes and Geddes ("D&G") brands, including Ting, Old Jamaica Ginger Beer and D&G Flavors, are owned by PepsiAmericas outside the Caribbean. We do not currently sell any D&G branded products outside the Caribbean.

     While we manage all phases of our operations (including pricing of our products), we exchange information regarding production, marketing and distribution with PepsiCo, which benefits both companies' respective efforts to lower costs, improve productivity and increase product sales.

     The owners of beverage brands either manufacture and sell products themselves or appoint bottlers to sell, distribute and, in some cases, manufacture these products under license. Brand owners, such as PepsiCo, generally own both the beverage trademarks and the secret formulas for the concentrates, which they also manufacture and sell to their licensed bottlers. Brand owners also develop new products and packaging for use by their bottlers. Brand owners develop national marketing, promotion and advertising programs to support their brands and brand image, and coordinate selling efforts with respect to national fountain, supermarket and mass merchandising accounts. They also provide local marketing support to their bottlers.

     Bottlers such as we are generally responsible for manufacturing, packaging, selling and distributing products under the brand names they license from brand owners in their exclusive territories. For carbonated soft drink products, the bottler combines soft drink concentrate with sweeteners and carbonated water and packages this mixture in bottles or cans. Bottlers may also have licenses to manufacture syrup for sale to fountain accounts. Under these licenses, bottlers combine soft drink concentrate with sweeteners to manufacture syrup for delivery to fountain customers. For non-carbonated beverages, the bottler either manufactures and packages the beverages or purchases the beverages in finished form and sells them through its distribution system.

     The primary distribution channels for the retail sale of carbonated soft drink products are supermarkets, mass merchandisers, vending machines, convenience stores, gas stations, fountain channels, such as restaurants or cafeterias, and other channels, such as small groceries, drug stores and educational institutions. The largest channel in the United States is supermarkets, but our fastest growing channels have been mass merchandisers, the cold drink channel, which includes sales through vending machines, coolers and fountain equipment and convenience stores and gas stations.

     Depending upon the size of the bottler and the particular market, a bottler delivers products through these channels using either a direct-to-store delivery system or a warehouse distribution system. In its exclusive territories, each bottler is responsible for selling products and providing timely service to its existing customers and identifying and obtaining new customers. Bottlers are also responsible for local advertising and marketing, as well as the execution in their territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires extensive placement of fountain equipment and cold drink vending machines and coolers, as well as investment in trucks and warehouse facilities.

     We previously engaged in the refrigeration systems and equipment business conducted through Hussmann International, Inc. and in the automotive services business through Midas, Inc. On January 30, 1998, we distributed to our shareholders all of the common stock of Hussmann and Midas in tax-free spin-offs.

     Our principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and our telephone number is (847) 818-5000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

     Our SEC filings are also available to the public over the Internet on the web site of the SEC at http://www.sec.gov and at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, please call (212) 656-5060.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents which we filed or may file with the SEC (SEC file number 001-15019):

     - the Annual Report on Form 10-K for our fiscal year ended January 1, 2000;

     - the Quarterly Reports on Form 10-Q for our fiscal quarters ended April 1, July 1, and September 30, 2000;

     - the Current Reports on Form 8-K we filed with the SEC on August 23 and December 1, 2000;

     - the descriptions of our common stock and the associated preferred stock purchase rights included in registration statements we filed with the SEC under the Securities Exchange Act of 1934, including any amendment or report filed to update either description; and

     - any future filings that we make under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock offered by this prospectus.

     You may request a copy of these filings at no cost by writing or calling our Corporate Communications Department at the following address or telephone number: Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois 60008, telephone: (847) 818-5000.

     You should only rely on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's expectations, estimates and assumptions, based on information available at the time this prospectus, or any document that is incorporated into this prospectus by reference, was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements.

     Forward-looking statements involve risks, uncertainties and other factors which may cause our actual performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. These risks, uncertainties and other factors include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners;

market acceptance of new product offerings; weather conditions; cost and availability of raw materials; availability of capital; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; outcomes of environmental claims and litigation; and general economic, business and political conditions in the countries and territories where we operate. Others may be discussed elsewhere in a prospectus supplement or in the documents we incorporate into this prospectus by reference. These events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

     The inclusion of forward-looking statements should not be regarded as a representation that the future expectations, estimates and assumptions we contemplate will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance. We assume no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events. You are cautioned not to rely on forward-looking statements.

                     SECURITIES COVERED BY THIS PROSPECTUS

     This prospectus covers shares of common stock that we may issue from time to time upon the completion of acquisitions of assets, businesses or securities. It also covers shares that we may issue upon the payment of dividends on, or conversion of shares of, preferred stock or other equity interests or the conversion of, or payment of interest on, convertible notes issued in connection with those acquisitions. In addition to the shares of common stock offered by this prospectus, the consideration we may offer in these acquisitions may include cash, debt or other securities or interests (which may be convertible into shares of common stock covered by this prospectus), or our assumption of liabilities of the assets, businesses, or securities being acquired or of their owners, or a combination thereof.

     We expect that the terms of acquisitions involving the issuance of the shares of common stock covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of the common stock either at or about the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder fees and certain other fees may be paid in connection with certain acquisitions. Any person receiving these kinds of fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on the resale of shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We may, from time to time, in an effort to maintain an orderly market in the common stock or for other reasons, negotiate agreements with persons receiving common stock covered by this prospectus that will limit the number of shares that they may sell at specified intervals. These agreements may be more restrictive than restrictions on sales made pursuant to the exemption from the registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and certain parties to these agreements may not otherwise be subject to those Securities Act requirements. We anticipate that, in general, any of these agreements will be of limited duration and will permit the recipients of common stock issued in connection with acquisitions to sell up to a specified number of shares per business day or days.

     This prospectus may also be used, with our consent, by persons who have received or will receive from us common stock covered by this prospectus and who may wish to sell that stock under circumstances requiring or making desirable its use. This prospectus may also be used, with our consent, by pledgees, donees or assignees of these persons. Our consent to any such use may be conditioned upon an agreement not to offer more than a specified number of shares after we have supplemented or amended this prospectus. We may agree to use our best efforts to prepare and file supplements or amendments described in the immediately preceding sentence at certain intervals. We may require that any resale offering as described in this paragraph be effected in an organized manner through securities dealers.

     Sales by means of this prospectus may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions in the over-the-counter market or on a securities exchange (which may involve block transactions), at prices reasonably related to market prices at or about the time of sale or at negotiated prices. Broker-dealers participating in these transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). We may indemnify any broker-dealer participating in these transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.

     Shareholders may also offer shares of common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Shareholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

                          DESCRIPTION OF COMMON STOCK

     Under our Certificate of Incorporation, we are authorized to issue 350 million shares of common stock, par value $0.01 per share, and 12.5 million shares of preferred stock, par value $0.01 per share. As of November 30, 2000, 136,368,706 shares of common stock (excluding treasury shares) were issued and outstanding and no shares of preferred stock were issued and outstanding. We will issue shares of common stock in connection with the PepsiAmericas merger. The total number of shares that we will issue will depend on a variety of factors, including the performance of PepsiAmericas through the end of 2002. We have reserved for the issuance of up to 33,500,000 shares of common stock in connection with the PepsiAmericas merger. In addition, as of November 30, 2000, our Board of Directors had approved the issuance of 19,140,200 shares of common stock under our equity incentive plans, and of that number 11,849,019 were subject to issuance under outstanding stock options. The number of authorized shares of preferred stock includes 3.5 million authorized shares of Series A Junior Participating Preferred Stock issuable pursuant to the Rights Agreement that we entered into with First Chicago Trust Company of New York, none of which is currently outstanding. See "- Stock Purchase Rights."

COMMON STOCK

     Subject to the rights of the holders of any preferred stock, each record holder of common stock on the applicable record date is entitled to receive dividends as our Board of Directors may declare, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of our liabilities. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that holders of more than one half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any directors. The outstanding common stock is, and the shares of common stock offered by this prospectus will be, fully paid and nonassessable. EquiServe Trust Company, N.A. is the registrar and transfer agent for our common stock.

STOCK PURCHASE RIGHTS

     Each outstanding share of common stock includes, and each share of common stock offered by this prospectus will include, one preferred stock purchase right provided under the rights agreement.

     If there is a public announcement that a person or group has become an acquiring person (which is defined as the beneficial owner of 15% or more of all outstanding shares of our common stock) or ten business days after the commencement or announcement of a tender or exchange offer which would result in a person or group becoming an acquiring person, whichever is earlier, we will issue and distribute separate certificates which will represent the rights. After the distribution of the rights certificates, each right may be exercised to purchase from us one one-hundredth of a share of Series A Preferred Stock for $61.25, subject to adjustment. The Series A Preferred Stock is nonredeemable and will have 100 votes per share (subject to adjustment). We have designated 3.5 million shares of Series A Preferred Stock for issuance upon exercise of the rights.

     The rights agreement specifically excludes each of the following persons from becoming an acquiring person under the circumstances described below; similarly, under those circumstances, we will not issue or distribute rights certificates:

     - PepsiCo and its affiliates to the extent they own shares of our common stock held or acquired by them in connection with our 1999 transactions with PepsiCo, which are described under the heading "Whitman" or as permitted by our shareholder agreement with PepsiCo, which is described under the heading "PepsiCo Shareholder Agreement;"

     - any transferee who acquires beneficial ownership of our common stock from PepsiCo pursuant to provisions of the PepsiCo shareholder agreement;

     - Mr. Pohlad, Pohlad Companies and their respective affiliates to the extent they own shares of our common stock acquired pursuant to, or in connection with, the PepsiAmericas merger, which is described under the heading "Whitman" or as permitted by our shareholder agreement with Mr. Pohlad, Pohlad Companies and Dakota Holdings, which is described under the heading "Pohlad Shareholder Agreement;" and

     - Dakota Holdings for so long as it is owned solely by Mr. Pohlad, PepsiCo and/or their respective affiliates.

     If a person or group becomes an acquiring person, then each right not owned by the acquiring person will entitle its holder to purchase a limited number of shares of our common stock at a 50% discount to the then-current market price of our common stock. If, after a person becomes an acquiring person, we are involved in a merger or other business combination transaction or we sell more than 50% of our assets or earning power, each right will entitle the holder to purchase a limited number of shares of common stock of the acquiring company at a 50% discount to the then-current market price of that stock. The rights will have no voting rights and will expire ten years from the date of the rights agreement. Our Board of Directors may, at any time after any person becomes an acquiring person and before that person has become the beneficial owner of 50% or more of our common stock then outstanding, exchange each right for one share of our common stock.

     Our Board of Directors may redeem all the rights for 1c per right at any time before a person or group becomes an acquiring person. The rights agreement may have the effect of deterring, delaying or preventing a takeover of Whitman without the consent of our Board of Directors.

     One right will be issued in respect of each share of common stock issued before the earlier of May 20, 2009 or the redemption of the rights. As of the date of this prospectus, the rights are not exercisable, certificates representing the rights have not been issued and the rights automatically trade with our common stock.

                         PEPSICO SHAREHOLDER AGREEMENT

     In 1999, PepsiCo acquired shares of our common stock as part of the transactions described under the heading "Whitman." We entered into a shareholder agreement with PepsiCo at that time. That agreement was amended and restated when we completed the PepsiAmericas merger. A summary description of the material terms of the agreement is set forth below. The agreement is included as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

OWNERSHIP OF WHITMAN COMMON STOCK

     The PepsiCo shareholder agreement generally limits PepsiCo and its affiliates to a maximum ownership percentage of 49.0% of the voting power of Whitman. We will sometimes refer to this limit as the "PepsiCo maximum ownership percentage." It also limits PepsiCo and its affiliates, together with Mr. Pohlad, his affiliates and his family, to a combined maximum ownership percentage of 49.9% of the voting power of Whitman. We will sometimes refer to this limit as the "combined maximum ownership percentage." If one of the percentage limits is exceeded due to an acquisition of our securities which is permitted by the PepsiCo shareholder agreement, that percentage will be increased to allow for the permitted acquisition.

     Acquisitions by PepsiCo and its affiliates permitted under the PepsiCo shareholder agreement include:

     - any transaction that would not result in the PepsiCo maximum ownership percentage or the combined maximum ownership percentage being exceeded;

     - any tender offer or exchange offer by PepsiCo or its affiliates for all of our voting securities not beneficially owned by PepsiCo and its affiliates at a price not less than the minimum price calculated as set forth in the PepsiCo shareholder agreement;

     - any merger or business combination in which all our voting securities not beneficially owned by PepsiCo and its affiliates are exchanged or converted at a price not less than the minimum price calculated as set forth in the PepsiCo shareholder agreement;

     - any merger or business combination approved by our shareholders, excluding PepsiCo and its affiliates;

     - a transaction approved by a majority of our independent directors; and

     - an acquisition of our voting securities by Mr. Pohlad, his affiliates or his family that is approved by the Affiliated Transaction Committee of our Board of Directors or, if that committee does not then exist, by a committee composed entirely of independent directors.

     For purposes of the PepsiCo shareholder agreement and the Pohlad shareholder agreement, independent directors are directors who are not, and within the past two years have not been, affiliated with PepsiCo and its affiliates, or with Mr. Pohlad, his affiliates and his family, and who are not, and within the past two years have not been, officers, employees, consultants or advisors to Whitman.

     The minimum price referred to above is the highest average of Whitman closing prices on the New York Stock Exchange over any 20 consecutive trading day period during the 18 months preceding the announcement of the offer or business combination in question.

CONDUCT BY PEPSICO

     The PepsiCo shareholder agreement provides that PepsiCo and its affiliates generally may not take any of the following actions without the prior approval of a majority of our independent directors:

     - acquire, propose to acquire, disclose an intention to acquire, or offer or agree to acquire, beneficial ownership of any Whitman voting security that would cause the PepsiCo maximum ownership percentage or the combined maximum ownership percentage to be exceeded, other than pursuant to an acquisition permitted by the PepsiCo shareholder agreement;

     - form, join or in any way participate in a group that would be required to file a statement on Schedule 13D as a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any of the voting securities of Whitman or its subsidiaries if the group's ownership of Whitman voting securities would exceed the PepsiCo maximum ownership percentage; or

     - initiate a merger, acquisition or other business combination transaction relating to Whitman, other than a combination of a party unaffiliated with PepsiCo with Whitman that would not be a permitted acquisition under the PepsiCo shareholder agreement.

     If at any time PepsiCo becomes aware that the ownership of PepsiCo and its affiliates of our voting securities exceeds the PepsiCo maximum ownership percentage, except as specifically permitted under the PepsiCo shareholder agreement, PepsiCo and its affiliates must promptly take all action necessary to reduce the amount of our voting securities beneficially owned by them to a level below the PepsiCo maximum ownership percentage.

     If at any time PepsiCo becomes aware that the combined maximum ownership percentage has been exceeded as a result of a reduction in the number of Whitman voting securities outstanding, PepsiCo and its affiliates must take specified action to reduce their ownership, though, in taking those actions, the reduction need only be pro rata based on the relative ownership of PepsiCo and its affiliates, on the one hand, and Mr. Pohlad, his affiliates and his family, on the other hand.

     If at any time PepsiCo becomes aware that the combined maximum ownership percentage has been exceeded (other than as a result of reduction in the number of Whitman voting securities outstanding), PepsiCo and its affiliates must promptly take action to reduce the amount of Whitman voting securities beneficially owned by them so that the combined maximum ownership percentage is not exceeded, though, if the reason that the combined maximum ownership percentage has been exceeded is due to an acquisition of Whitman voting securities by Mr. Pohlad, his affiliates or his family, PepsiCo and its affiliates will not be required to reduce their ownership percentage.

NO AGREEMENTS WITH THE POHLAD GROUP; DAKOTA HOLDINGS

     The PepsiCo shareholder agreement provides that none of PepsiCo or its affiliates may, directly or indirectly, enter into any agreement or commitment with Mr. Pohlad, any of his affiliates or any member of his family with respect to the holding, voting, acquisition or disposition of Whitman voting securities. That prohibition specifically excludes the amended and restated limited liability company agreement of Dakota Holdings so long as (1) that limited liability company agreement provides that PepsiCo and its affiliates on the one hand, and Mr. Pohlad and his affiliates on the other hand, ultimately have sole power with respect to the voting of specified numbers of Whitman voting securities held by Dakota Holdings and (2) Dakota Holdings takes no action to acquire beneficial ownership of any additional voting securities of Whitman except as permitted by the PepsiCo shareholder agreement.

TRANSFERS BY PEPSICO

     PepsiCo and its affiliates may transfer any of their Whitman voting securities without restriction except for transfers to transferees who would own 20% or more of our voting securities after the transfer. We will refer to such a transferee as a "significant transferee." PepsiCo and its affiliates may effect a transfer to a significant transferee with the prior written consent of a majority of our independent directors. PepsiCo and its affiliates may also transfer our voting securities to any significant transferee without restriction and without obtaining consent if, at the time of the transfer, PepsiCo and its affiliates beneficially own at least 20% of the outstanding voting securities of the significant transferee and no other person beneficially owns a greater percentage of the significant transferee than PepsiCo and its affiliates. However, in this situation PepsiCo and its affiliates will need to obtain the prior written consent of a majority of the independent directors of Whitman to transfer any voting securities of the significant transferee if, at the time of that transfer, the significant transferee owns greater than 20% of our voting securities and that transfer would result in PepsiCo and its affiliates beneficially owning less than 20% of the voting securities of the significant transferee or any other person beneficially owning a greater percentage of the significant transferee than PepsiCo and its affiliates. None of the foregoing restrictions will apply to (1) a transfer by PepsiCo or any of its affiliates in a public offering where reasonable efforts are made to achieve a wide distribution of offered securities, (2) a liquidation of Dakota Holdings or other distribution of assets to its members in proportion to their capital accounts or (3) a transfer of our voting securities among PepsiCo and its affiliates, provided that any transferee agrees in writing prior to the transfer to be bound by the terms of the PepsiCo shareholder agreement.

SPECIAL MEETINGS REQUESTED BY PEPSICO

     PepsiCo and its affiliates may request a special meeting of our shareholders in accordance with our By-Laws or may nominate an alternative slate of directors to the slate proposed by our Board of Directors at any annual meeting of our shareholders. The PepsiCo shareholder agreement provides that if PepsiCo takes either action, we may not, without PepsiCo's consent, from the date of receipt of the request or nomination, as the case may be, until the adjournment of the requested special meeting or the annual meeting, as the case may be, take any of the following actions:

     - effect a material change in our capital structure;

     - declare or pay a dividend, other than any regular dividend;

     - materially increase the compensation of any executive officer; or

     - take any material action not in the ordinary course of business.

     However, we are not restricted in our ability to comply with commitments entered into prior to the date of the request.

CERTIFICATE OF INCORPORATION, BY-LAWS AND RIGHTS AGREEMENT

     The PepsiCo shareholder agreement provides that neither we nor PepsiCo or its affiliates can attempt to amend, alter or repeal any provision of our Certificate of Incorporation or By-Laws in any manner inconsistent with the terms of the PepsiCo shareholder agreement. If the provisions of the PepsiCo shareholder agreement conflict with the provisions of our Certificate of Incorporation or By-Laws, Whitman and PepsiCo are obligated to use all reasonable efforts, consistent with their fiduciary responsibilities, to cause the provisions of our Certificate of Incorporation and By-Laws to conform to the PepsiCo shareholder agreement.

     The PepsiCo shareholder agreement also provides that we may not amend any provision of the rights agreement in any manner which is inconsistent with the PepsiCo shareholder agreement, the 1999 agreement with PepsiCo or the agreement providing for the PepsiAmericas merger and which adversely affects the rights of PepsiCo and its affiliates under the terms of the PepsiCo shareholder agreement. In addition, we may not adopt any new rights agreement which is inconsistent with the terms of the PepsiCo shareholder agreement, the 1999 agreement with PepsiCo or the agreement providing for the PepsiAmericas merger and which adversely affects the rights of PepsiCo and its affiliates under the terms of the PepsiCo shareholder agreement.

TERM

     The PepsiCo shareholder agreement will remain in effect until it is terminated on the earliest to occur of:

     - the date on which PepsiCo and its affiliates' ownership of our voting securities falls below 15%;

     - subject to the provisions described in the following paragraph, the date on which a permitted acquisition is consummated which results in PepsiCo and its affiliates, together with Mr. Pohlad, his affiliates and his family, beneficially owning 75% or more of the voting power of Whitman;

     - two years from the first date on which the following two conditions are met: (a) PepsiCo and its affiliates, together with Mr. Pohlad, his affiliates and his family, beneficially own more than 55% but less than 75% of the voting power of Whitman and (b) PepsiCo and its affiliates have consummated a tender offer or exchange offer for our securities at a price not less than the minimum price pursuant to which at least 10% of the voting power of Whitman not beneficially owned prior to that offer by PepsiCo and its affiliates, or Mr. Pohlad, his affiliates or his family, was acquired; and

     - a termination date that is mutually agreed upon by Whitman and PepsiCo.

     For 90 days after the consummation of a permitted acquisition pursuant to which PepsiCo and its affiliates, together with Mr. Pohlad, his affiliates and his family, become the beneficial owner of 75% or more of our common stock, we may not, without PepsiCo's consent, take any action or enter into any agreement which:

     - restricts the acquisition by PepsiCo and its affiliates of any of our voting securities;

     - restricts in any manner the transfer of any of our voting securities by PepsiCo and its affiliates;

     - restricts any right of PepsiCo and its affiliates to initiate a merger, acquisition or business combination relating to us;

     - otherwise restricts in any manner the ability of PepsiCo and its affiliates to take any action with respect to our voting securities, including amending the rights agreement to provide for any such restriction;

     - effects a material change in our capital structure;

     - declares or pays a dividend other than any regular dividend;

     - materially increases the compensation of any executive officer; or

     - is a material action not in the ordinary course of business.

     However, we are not restricted in our ability to comply with commitments entered into prior to the date of the permitted acquisition.

                          POHLAD SHAREHOLDER AGREEMENT

     We entered into a shareholder agreement with Mr. Pohlad, Pohlad Companies and Dakota Holdings upon completion of the PepsiAmericas merger. A summary description of the material terms of that agreement is set forth below. The agreement is included as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

OWNERSHIP OF WHITMAN COMMON STOCK

     The Pohlad shareholder agreement generally limits Mr. Pohlad, his affiliates and his family to a maximum ownership percentage equal to the aggregate percentage of the voting power of Whitman held by them upon completion of the PepsiAmericas merger. We will sometimes refer to this limit as the "Pohlad maximum ownership percentage." It also limits Mr. Pohlad, his affiliates and his family, together with PepsiCo and its affiliates, to a combined maximum ownership percentage of 49.9% of the voting power of Whitman. This is the same combined maximum ownership percentage referenced above in the description of the PepsiCo shareholder agreement. If one of the percentage limits is exceeded due to an acquisition of Whitman securities which is permitted by the Pohlad shareholder agreement, that percentage will be increased to allow for the permitted acquisition.

     Acquisitions by Mr. Pohlad, his affiliates, his family and Dakota Holdings permitted under the Pohlad shareholder agreement include:

     - any transaction that would not result in the Pohlad maximum ownership percentage or the combined maximum ownership percentage being exceeded;

     - any acquisition of Whitman voting securities that is contemplated by the agreement providing for the PepsiAmericas merger;

     - any acquisition pursuant to the right of Pohlad Companies to acquire Whitman common stock with a value of $25 million from PepsiCo and its affiliates;

     - a transaction (including the grant of any options to purchase Whitman common stock granted to Mr. Pohlad, any of his affiliates or any member of his family) approved by the Affiliated Transaction Committee of our Board of Directors or, if that committee does not then exist, by a committee composed entirely of independent directors; and

     - any acquisition of Whitman voting securities by PepsiCo or its affiliates permitted by the PepsiCo shareholder agreement.

CONDUCT BY THE POHLAD GROUP

     The Pohlad shareholder agreement provides that Mr. Pohlad, his affiliates and his family may not take any of the following actions without the prior approval of the Affiliated Transaction Committee of our Board of Directors:

     - acquire, propose to acquire, disclose an intention to acquire, or offer or agree to acquire beneficial ownership of, any Whitman voting security that would cause the Pohlad maximum ownership percentage or the combined maximum ownership percentage to be exceeded, other than pursuant to an acquisition permitted by the Pohlad shareholder agreement;

     - form, join or in any way participate in a group which would be required to file a statement on Schedule 13D as a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of Whitman or its subsidiaries if that group's ownership of Whitman voting securities would exceed the Pohlad maximum ownership percentage; or

     - initiate a merger, acquisition or other business combination transaction relating to Whitman, other than a combination of a party unaffiliated with Mr. Pohlad, his affiliates and his family with Whitman that would not be a permitted acquisition under the Pohlad shareholder agreement.

     If at any time Mr. Pohlad, Pohlad Companies or Dakota Holdings becomes aware that the ownership of Mr. Pohlad, his affiliates and his family of our voting securities exceeds the Pohlad maximum ownership percentage, except as specifically permitted under the Pohlad shareholder agreement, Mr. Pohlad, his affiliates and his family must promptly take all action necessary to reduce the amount of our voting securities beneficially owned by them to a level below the Pohlad maximum ownership percentage.

     If at any time Mr. Pohlad, Pohlad Companies or Dakota Holdings becomes aware that the combined maximum ownership percentage has been exceeded as a result of a reduction in the number of Whitman voting securities outstanding, Mr. Pohlad, his affiliates and his family must take specified action to reduce their ownership, though in taking those actions the reduction need only be pro rata based on the relative ownership of Mr. Pohlad, his affiliates and his family, on the one hand, and PepsiCo and its affiliates, on the other hand.

     If at any time Mr. Pohlad, Pohlad Companies or Dakota Holdings becomes aware that the combined maximum ownership percentage has been exceeded (other than as a result of reduction in the number of voting securities outstanding), Mr. Pohlad, his affiliates and his family must promptly take action to reduce the amount of Whitman voting securities beneficially owned by them so that the combined maximum ownership percentage is not exceeded, though, if the reason that the combined maximum ownership percentage has been exceeded is due to an acquisition of Whitman voting securities by PepsiCo or its affiliates, Mr. Pohlad, his affiliates and his family will not be required to reduce their ownership percentage.

NO AGREEMENTS WITH PEPSICO; DAKOTA HOLDINGS

     The Pohlad shareholder agreement provides that none of Mr. Pohlad, any of his affiliates or any member of his family may, directly or indirectly, enter into any agreement or commitment with PepsiCo or its affiliates with respect to the holding, voting, acquisition or disposition of Whitman voting securities. That prohibition specifically excludes the amended and restated limited liability company agreement of Dakota Holdings so long as (1) that limited liability company agreement provides that PepsiCo and its affiliates on the one hand, and Mr. Pohlad and his affiliates on the other hand, ultimately have sole power with respect to the voting of specified numbers of Whitman voting securities held by Dakota Holdings and (2) Dakota Holdings takes no action to acquire beneficial ownership of any additional voting securities of Whitman except as permitted by the Pohlad shareholder agreement.

OPTIONS

     Whitman may not grant to Mr. Pohlad, any of his affiliates or any member of his family any options to purchase Whitman common stock unless that grant is approved by the Affiliated Transaction Committee of our Board of Directors or, if that committee does not then exist, by a committee composed entirely of independent directors.

SPECIAL MEETINGS REQUESTED BY THE POHLAD GROUP

     If Mr. Pohlad, his affiliates and his family request a special meeting of our shareholders in accordance with our By-Laws or nominate an alternative slate of directors to the slate proposed by our Board of Directors at any annual meeting of shareholders, we may not, without the consent of Pohlad Companies, Dakota Holdings and Mr. Pohlad, from the date of receipt of the request or nomination, as the case may be, until the adjournment of the requested special meeting or the annual meeting, as the case may be, take any of the following actions:

     - effect a material change in our capital structure;

     - declare or pay a dividend, other than any regular dividend;

     - materially increase the compensation of any executive officer; or

     - take any material action not in the ordinary course of business.

However, we are not restricted in our ability to comply with commitments entered into prior to the date of the request.

CERTIFICATE OF INCORPORATION, BY-LAWS AND RIGHTS AGREEMENT

     The Pohlad shareholder agreement provides that neither we nor Mr. Pohlad, any of his affiliates or any member of his family can attempt to amend, alter or repeal any provision of our Certificate of Incorporation or By-Laws in any manner inconsistent with the terms of the Pohlad shareholder agreement. If the provisions of the Pohlad shareholder agreement conflict with the provisions of our Certificate of Incorporation or By-Laws, Whitman, Mr. Pohlad, Pohlad Companies and Dakota Holdings are obligated to use all reasonable efforts, consistent with their fiduciary responsibilities, to cause the provisions of our Certificate of Incorporation and By-Laws to conform to the Pohlad shareholder agreement.

     The Pohlad shareholder agreement also provides that we may not amend any provision of the rights agreement in any manner which is inconsistent with the Pohlad shareholder agreement or the agreement providing for the PepsiAmericas merger and which adversely affects the rights of Mr. Pohlad, his affiliates or his family under the terms of the Pohlad shareholder agreement. In addition, we may not adopt any new rights agreement which is inconsistent with the terms of the Pohlad shareholder agreement or the agreement providing for the PepsiAmericas merger and which adversely affects the rights of Robert Pohlad, his affiliates and his family under the terms of the Pohlad shareholder agreement.

TERM

     The Pohlad shareholder agreement will remain in effect until it is terminated by written agreement of Whitman (which will require the approval of the Affiliated Transaction Committee of our Board of Directors, or if that committee does not then exist, by a committee composed entirely of independent directors), Mr. Pohlad, Pohlad Companies and Dakota Holdings.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus has been passed upon for us by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Whitman Corporation and subsidiaries appearing in our Annual Report on Form 10-K for the year ended January 1, 2000 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report included therein. These consolidated financial statements are incorporated by reference into this prospectus in reliance upon that report given upon the authority of KPMG LLP as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the Registrant's By-Laws provides for indemnification of any director, officer, employee or agent of the Registrant, or any person serving in the same capacity in any other enterprise at the request of the Registrant, under certain circumstances. Article NINTH of the Registrant's Certificate of Incorporation eliminates the liability of directors of the Registrant under certain circumstances for breaches of fiduciary duty to the Registrant and its shareholders.

     Directors and officers of the Registrant are insured, at the expense of the Registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Certain documents listed below are incorporated by reference to Exhibits to reports filed by Whitman Corporation with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of the Securities Exchange Act of 1934. Whitman Corporation's SEC File Number is 001-15019.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
2.1        Agreement and Plan of Merger, dated as of August 18, 2000, among Whitman Corporation, Anchor Merger Sub, Inc. and
           PepsiAmericas, Inc., is hereby incorporated by reference to
           Exhibit 2.1 to Whitman Corporation's Current Report on Form
           8-K filed with the Commission on August 23, 2000
4.1        Certificate of Incorporation of Whitman Corporation, as
           amended and restated on May 20, 1999, is hereby incorporated by reference to Exhibit 3a to Whitman Corporation's
           Quarterly Report on Form 10-Q for the quarter ended July 3,
           1999
4.2        By-Laws of Whitman Corporation, as amended and restated on
           November 30, 2000, are hereby incorporated by reference to
           Exhibit 3 to Whitman Corporation's Current Report on Form
           8-K filed with the Commission on December 1, 2000
4.3        Rights Agreement, dated as of May 20, 1999, between Whitman
           Corporation and First Chicago Trust Company of New York, is
           hereby incorporated by reference to Exhibit 4 to the
           Registration Statement on Form 8-A filed by Whitman
           Corporation with the Commission on May 25, 1999

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
4.4        Amendment to Rights Agreement, dated as of August 18, 2000, between Whitman Corporation and First Chicago Trust Company of New York, is hereby incorporated by reference to Exhibit
           4.4 to the Registration Statement on Form S-4 (No.
           333-46368) filed by Whitman Corporation with the Commission on September 22, 2000
4.5        Indenture dated as of January 15, 1993 between Whitman
           Corporation and Bank One Trust Company, National Association
           (f/k/a The First National Bank of Chicago), as Trustee, is
           hereby incorporated by reference to Exhibit 4(a) to Whitman
           Corporation's Annual Report on Form 10-K for the year ended
           December 31, 1992 (File No. 1-4710)
4.6        First Supplemental Indenture dated as of May 20, 1999
           between Whitman Corporation and Bank One Trust Company,
           National Association (f/k/a The First National Bank of
           Chicago), as Trustee, is hereby incorporated by reference to
           Exhibit 4 to Whitman Corporation's Quarterly Report on Form
           10-Q for the quarter ended July 3, 1999
5*         Opinion of Sidley & Austin
10.1       Amended and Restated Shareholder Agreement between Whitman
           Corporation and PepsiCo, Inc. is hereby incorporated by
           reference to Exhibit 10.1to Whitman Corporation's current
           report on Form 8-K filed with the Commission on December 1,
           2000
10.2       Shareholder Agreement between Whitman Corporation, Pohlad
           Companies, Dakota Holdings, LLC and Robert Pohlad is hereby incorporated by reference to Exhibit 10.2 to Whitman
           Corporation's current report on Form 8-K filed with the
           Commission on December 1, 2000
23.1*      Consent of KPMG LLP
23.2       Consent of Sidley & Austin (included in Exhibit 5 hereto)
24.1*      Power of Attorney of Directors of Whitman Corporation

-------------------------
* Filed herewith

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on December 6, 2000.

                                          WHITMAN CORPORATION

                                          By:          ROBERT C. POHLAD
                                            ------------------------------------
                                                      Robert C. Pohlad
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 6, 2000.

                      SIGNATURE                            TITLE
                  ROBERT C. POHLAD                         Chief Executive Officer and Director
-----------------------------------------------------      (principal executive officer)
                  Robert C. Pohlad

               G. MICHAEL DURKIN, JR.                      Senior Vice President and Chief
-----------------------------------------------------      Financial Officer (principal
               G. Michael Durkin, Jr.                      financial and accounting officer)

                          *                                Chairman of the Board of Directors
-----------------------------------------------------
                   Archie R. Dykes

                          *                                Director
-----------------------------------------------------
                   Herbert M. Baum

                          *                                Director
-----------------------------------------------------
                  Richard G. Cline

                          *                                Director
-----------------------------------------------------
                  Pierre S. du Pont

                          *                                Director
-----------------------------------------------------
                 Charles W. Gaillard
                          *                                Director
-----------------------------------------------------
                Jarobin Gilbert, Jr.

                          *                                Director
-----------------------------------------------------
                 Victoria B. Jackson

                          *                                Director
-----------------------------------------------------
                Robert F. Sharpe, Jr.

                          *                                Director
-----------------------------------------------------
                 Karl von der Heyden

               *By: STEVEN R. ANDREWS
 ---------------------------------------------------
         Steven R. Andrews, Attorney-in-Fact

                                 EXHIBIT INDEX

Certain documents listed below are incorporated by reference to Exhibits to reports filed by Whitman Corporation with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of the Securities Exchange Act of 1934. Whitman Corporation's SEC File Number is 001-15019.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
2.1        Agreement and Plan of Merger, dated as of August 18, 2000, among Whitman Corporation, Anchor Merger Sub, Inc. and
           PepsiAmericas, Inc., is hereby incorporated by reference to
           Exhibit 2.1 to Whitman Corporation's Current Report on Form
           8-K filed with the Commission on August 23, 2000
4.1        Certificate of Incorporation of Whitman Corporation, as
           amended and restated on May 20, 1999, is hereby incorporated by reference to Exhibit 3a to Whitman Corporation's
           Quarterly Report on Form 10-Q for the quarter ended July 3,
           1999
4.2        By-Laws of Whitman Corporation, as amended and restated on
           November 30, 2000, are hereby incorporated by reference to
           Exhibit 3 to Whitman Corporation's Current Report on Form
           8-K filed with the Commission on December 1, 2000
4.3        Rights Agreement, dated as of May 20, 1999, between Whitman
           Corporation and First Chicago Trust Company of New York, is
           hereby incorporated by reference to Exhibit 4 to the
           Registration Statement on Form 8-A filed by Whitman
           Corporation with the Commission on May 25, 1999
4.4        Amendment to Rights Agreement, dated as of August 18, 2000, between Whitman Corporation and First Chicago Trust Company of New York, is hereby incorporated by reference to Exhibit
           4.4 to the Registration Statement on Form S-4 (No.
           333-46368) filed by Whitman Corporation with the Commission on September 22, 2000
4.5        Indenture dated as of January 15, 1993 between Whitman
           Corporation and Bank One Trust Company, National Association
           (f/k/a The First National Bank of Chicago), as Trustee, is
           hereby incorporated by reference to Exhibit 4(a) to Whitman
           Corporation's Annual Report on Form 10-K for the year ended
           December 31, 1992 (File No. 1-4710)
4.6        First Supplemental Indenture dated as of May 20, 1999
           between Whitman Corporation and Bank One Trust Company,
           National Association (f/k/a The First National Bank of
           Chicago), as Trustee, is hereby incorporated by reference to
           Exhibit 4 to Whitman Corporation's Quarterly Report on Form
           10-Q for the quarter ended July 3, 1999
5*         Opinion of Sidley & Austin

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.1       Amended and Restated Shareholder Agreement between Whitman
           Corporation and PepsiCo, Inc. is hereby incorporated by
           reference to Exhibit 10.1 to Whitman Corporation's current report on Form 8-K filed with the Commission on December 1,
           2000
10.2       Shareholder Agreement between Whitman Corporation, Pohlad
           Companies, Dakota Holdings, LLC and Robert Pohlad is hereby incorporated by reference to Exhibit 10.2 to Whitman
           Corporation's current report on Form 8-K filed with the
           Commission on December 1, 2000
23.1*      Consent of KPMG LLP
23.2       Consent of Sidley & Austin (included in Exhibit 5 hereto)
24.1*      Power of Attorney of Directors of Whitman Corporation

-------------------------
* Filed herewith